FOR IMMEDIATE RELEASE
April 29, 2005

Contacts:       Bob Fort
757-629-2710
Norfolk Southern Corp
(Media inquiries)

                     Leanne Marilley
757-629-2861
Norfolk Southern Corp.
(Investor inquiries)

NORFOLK SOUTHERN ANNOUNCES EXPIRATION OF EARLY
PARTICIPATION PERIOD FOR EXCHANGE OFFERS

NORFOLK, VA - Norfolk Southern Corporation ("Norfolk Southern") (NYSE: NSC) announced today the expiration of the early participation period in connection with its offers to exchange new unsecured Norfolk Southern debt securities and cash for up to $350 million aggregate principal amount of its 7.80% notes due May 15, 2027, up to $200 million aggregate principal amount of its 7.25% notes due Feb. 15, 2031, and for any or all of its 9.00% notes due March 1, 2021.  As of 5 p.m., New York City time, on April 28, 2005, the early participation date, approximately $375 million of the notes due 2027, $416 million of the notes due 2031 and $167 million of the notes due 2021 have been tendered for exchange.  The exchange offers will expire at 12:00 midnight, New York City time, on May 12, 2005, unless extended.  Notes validly tendered may be withdrawn at any time prior to the expiration date.

The total exchange price will be determined on May 10, 2005, two days prior to the expiration date, and holders who validly tendered by the early participation date will receive the total exchange price for those notes accepted for exchange, which includes an early participation payment of $20 per $1,000 principal amount..

Deutsche Bank Securities is the coordinator for the exchange offers.  Deutsche Bank Securities and Merrill Lynch & Co. are the joint-lead dealer managers, and Citigroup and Barclays Capital are the co-dealer managers for the exchange offers.

Norfolk Southern, through its Norfolk Southern Railway Company subsidiary, operates approximately 21,300 route miles in 22 states, the District of Columbia and Ontario, Canada, serving every major container port in the eastern United States and providing connections to western rail carriers. Norfolk Southern operates an extensive intermodal network and is the nation's largest rail carrier of automotive parts and finished vehicles.

This press release contains forward-looking statements which speak only as of the date they are made, and Norfolk Southern or any of its respective subsidiaries does not undertake any obligation to update or revise any forward-looking statement. If Norfolk Southern updates any forward-looking statement, no inference should be drawn that Norfolk Southern will make additional updates with respect to that statement or any other forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, and other factors which are, in some cases, beyond the control of Norfolk Southern and could materially affect actual results, performance or achievements. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among others: (i) success in implementing its financial and operational initiatives; (ii) changes in domestic or international economic or business conditions, including those affecting the rail industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; and (iv) the outcome of claims and litigation involving or affecting  Norfolk Southern or any of its respective subsidiaries. Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements made by Norfolk Southern are specified elsewhere in Norfolk Southern's documents filed with the SEC. Documents filed with the SEC by Norfolk Southern are accessible on the SEC's website at www.sec.gov and Norfolk Southern's website at www.nscorp.com.

A registration statement relating to the exchange offers has been filed with the SEC and was declared effective on April 14, 2005. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

A prospectus and related exchange offer materials have been mailed to holders of the old notes in connection with the proposed exchange offers. These documents contain important information about the proposed exchange offers. HOLDERS OF THE OLD NOTES ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE. Holders of the old notes will be able to obtain free copies of documents related to the exchange offers through the website maintained by the SEC at www.sec.gov.  In addition, free copies of any of these documents may be obtained from Norfolk Southern by directing a request to: Norfolk Southern Corp., Three Commercial Place, Norfolk, VA  23510, Attention: Corporate Secretary, (757) 629-2680. In addition to the registration statement and prospectuses, Norfolk Southern files annual, quarterly and special reports, proxy statements and other information with the SEC. These SEC filings are available to the public through the website maintained by the SEC at www.sec.gov. Written prospectuses meeting the requirements of Section 10 of the Securities Act of 1933, in connection with the exchange offers, may also be obtained from:   Global Bondholders Services Corp., 65 Broadway-Suite 704, New York, New York 10006, Attention: Corporate Affairs, phone number:  (212) 430-3774 or (866) 470-4500.  For questions regarding the exchange offers, please contact Deutsche Bank Securities, Liability Management Group, (866) 627-0391 (toll free) or (212) 250-2955.

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